EXHIBIT 99.1
FOR IMMEDIATE RELEASE

CONTACT:	Carolyn Gay
Vice President, Financial Accounting Officer
Intermountain Community Bancorp
(509)944-3888
carolyng@panhandlebank.com
INTERMOUNTAIN COMMUNITY BANCORP (IMCB) ANNOUNCES CONTINUED SECOND QUARTER EXPANSION AND EARNINGS
Net Income Increases 43.4% over first six months of prior year
Sandpoint, Idaho, July 25, 2006 – Intermountain Community Bancorp (OTCBB – IMCB.OB), the largest locally owned state bank in Idaho, announced today that continued performance continued to be strong for the quarter ending June 30, 2006. Net income was $1.8 million, up 16.8% over the $1.6 million reported for the quarter ended June 30, 2005. For the six months ended June 30, 2006, net income was $4.4 million, up 43.4% over the $3.1 million reported for the six months ended June 30, 2005. Assets grew to a record $784.9 million, an increase of 15.8% from June 30, 2005. Loan balances increased by 23.0% and deposit balances increased by 18.7% from the prior year period. Earnings per fully diluted share for the six months ended June 30, 2006 increased by 26.7% from the prior year period to $0.57 cents per share.
“Our momentum continues to build in the company and the communities where we operate,” noted Chief Executive Officer Curt Hecker. “We posted strong earnings in the second quarter and strengthened our position in our new Silver Valley and Fruitland markets in Idaho. We also opened a new branch in downtown Spokane and saw continued growth in our Trust & Wealth Management division. The company continues to focus on generating long-term shareholder value by investing in our employees, our customers and our communities, with the strong belief that value-building in these areas will produce strong long-term returns for all our stakeholders. We rewarded our dedicated shareholders by distributing a 10% stock dividend in May 2006.”

Second Quarter 2006 Highlights
▪	Net income for the quarter ended June 30, 2006 increased to $1.8 million, a 16.8% increase compared to second quarter 2005, despite a $983,000 pre-tax loss taken on sale of securities during the quarter.

▪	Net income for the first six months of 2006 increased 43.4% to $4.4 million compared to the same period last year

▪	Net interest income after loan loss provision for the six months ended June 30, 2006 increased to $9.5 million, an increase of 53.4% compared to the same period last year

▪	Total assets increased 15.8% to $784.9 million compared to the same period last year, as loan balances increased 23.0%

▪	Book value per share reached $9.66, an increase of 16.5% compared to the quarter ended June 30, 2005, driven by strong earnings growth and the completion a $12.0 million common stock offering in December 2005

▪	Total equity increased 46.7% to $70.6 million compared to the same period in the prior year

▪	Intermountain distributed a 10% stock dividend effective May 15, 2006

▪	Intermountain opened a new branch in downtown Spokane staffed with market-leading private and business banking talent
Key Financial Results (dollars in thousands, except per share data):

Balance Sheet	June 30, 2006	June 30, 2005	$ Change	% Change
Loans Receivable, net	$610,690	$496,332	$114,358	23.0%
Allowance for Loan Loss	$9,124	8,087	$1,037	12.9%
Total Assets	$784,857	$677,549	$107,308	15.8%
Total Deposits	$640,876	$539,935	$100,941	18.7%

	Three Months Ended June 30,		Six Months Ended June 30,
Income Statement	2006	2005	2006	2005
Net Income	$1,839	$1,574	$4,401	$3,069
Annualized Return on Assets	0.96%	0.98%	1.18%	0.98%
Annualized Return on Equity	10.6%	13.5%	13.1%	13.4%
Basic Earnings Per Share	$0.25	$0.25	$0.61	$0.49
Diluted Earnings Per Share	$0.24	$0.23	$0.57	$0.45
Financial Summary:
Net income for the quarter ended June 30, 2006 totaled $1.8 million, an improvement of 16.8% over the same period in 2005. Net income for the six months ended June 30, 2006 totaled $4.4 million, an increase of 43.4% over the same period in 2005. The increases primarily reflect steady balance sheet growth, an improving net interest margin and strong gains in other income, excluding the loss on sale of securities. Net income for the quarter ended June 30, 2006 was reduced by a pre-tax loss on the sale of investment securities of $983,000 as the company restructured its investment portfolio. The company undertook the restructuring to improve both its expected future investment yield and reduce long-term portfolio risk, and expects to recoup the pre-tax loss within 9 months from higher portfolio earnings. Impacted by the securities losses and costs associated with the start-up of several new offices, return on average assets and return on average equity for the three months ended June 30, 2006 decreased to 0.96% and 10.6%, compared to 0.98% and 13.5% for the same period one year ago. Return on average assets for the six months ended June 30, 2006 improved to

1.18% from 0.98% in 2005, while return on average equity declined slightly to 13.1% compared to 13.4%, for the first six months of 2005. The company continued to benefit from both strong organic growth and the increasing interest rate environment to improve earnings performance.
Net interest income after provision for loan losses rose to $9.5 million for the quarter ended June 30, 2006, an improvement of $3.3 million, or 53.4% over the same period last year. Net interest income after provision for loan losses rose to $18.9 million for the six months ended June 30, 2006, an increase of 53.5% over the same period one year ago. The company continued to experience consistent growth in earning assets while improving its already strong net interest margin. IMCB’s net interest margin increased 125 basis points to 5.91% for the quarter ended June 30, 2006 compared to 4.66% for the quarter ended June 30, 2005. IMCB’s net interest margin increased 127 basis points to 5.90% for the six months ended June 30, 2006 compared to 4.63% for the six months ended June 30, 2005. The margin improvement resulted from rates on earning assets repricing upwards faster than deposit rates in a rising interest rate environment, with the company’s large variable-rate loan portfolio responding positively to increases in the prime lending rate. The company’s net interest margin performance ranks near the top of its peer group nationwide.
The provision for losses on loans decreased to $763,000 for the quarter ended June 30, 2006 compared to a provision of $994,000 for the quarter ended June 30, 2005. The provision for losses on loans decreased to $666,000 for the six months ended June 30, 2006 compared to a provision of $1.3 million for the six months ended June 30, 2005. These decreases are due primarily to a refinement in the loan loss reserve calculation and relatively stable credit quality in the loan portfolio. The loan loss allowance to total loans ratio was 1.47% at June 30, 2006, compared to 1.60% at June 30, 2005. Management believes that at June 30, 2006, the current level of the loan loss allowance is adequate for the balance and the mix of the loan portfolio.
The investment portfolio restructure significantly impacted other income for the quarter. The restructure resulted in a loss on sale of investments of $983,000, compared to a loss on sale of investments of $2,000 for the quarter ended June 30, 2005. The company sold approximately $26.4 million of lower yielding securities and replaced them with higher yielding securities. It is anticipated that the company will recoup the loss within the next nine months through the higher yielding new securities. As a result of this action, other income for the quarter decreased 4.3% or $105,000 over the quarter ended June 30, 2005. During this period, fees and services charges improved 31.2% or $669,000 compared to the prior year’s second quarter. For the six months ended June 30, 2006 other income increased 6.5% or $294,000, compared to the same period one year ago, including a $998,000, or 25.8% increase in fees and service charges. The increase in other income, notwithstanding the loss on the sale of securities, was driven largely by account growth, increased contract income from the bank’s secured deposit program and pricing improvements.
Non-interest expense for the quarter ended June 30, 2006 increased 43.4%, or $2.7 million compared to the quarter ended June 30, 2005. Non-interest expense for the six months ended June 30, 2006 increased 38.2% or $4.6 million compared to the six months ended June 30, 2005. The development of new markets and new services, coupled with increases in staffing and fixed assets to support organic bank growth, were the primary contributors to the growth in non-interest expense.
Earnings per share for the quarter ended June 30, 2006 totaled $0.25, and on a fully diluted basis, $0.24 per share. This compares to earnings per share of $0.25 and fully diluted earnings per share of $0.23 for the same period last year. Earnings per share for the six months ended June 30, 2006 totaled $0.61, and on a fully diluted basis, $0.57 per share, compared to $0.49 and fully diluted earnings per share of $0.45 for the same period last year. All prior period earnings per share amounts have been adjusted for the 10% stock dividend effective May 15, 2006.
As of June 30, 2006, assets totaled $784.9 million, an increase of $107.3 million, or 15.8% over June 30, 2005 and an increase of $40.3 million, or 5.4% over March 31, 2006. The improved asset growth in the second quarter of 2006 reflects a stronger lending market and seasonal increases in volumes in commercial and residential real estate loan production. Total deposits grew 18.7%, or $100.9 million over June 30, 2005 to a total of $640.9 million, and loans receivable increased $114.4 million or 23.0% over June 30, 2005. Total deposits grew 5.1%, or $30.9 million over March 31, 2006, and loans receivable increased $46.7 million or 8.3% over March 31, 2006. Loans receivable totaled $610.7 million at June 30, 2006. Strong organic growth in the company’s existing markets and contributions from the newly developing markets accounted for the growth in both loans and deposits in the quarter ended June 30, 2006 compared to the same period last year.
The company continues to benefit from strong asset quality. Total non-performing loans were $1.2 million or 0.20% of net loans as of June 30, 2006, compared to $1.3 million or 0.27% of net loans at June 30, 2005 and $1.2 million or 0.21% of net loans at March 31, 2006. Total non-performing loans remained relatively constant while the loan portfolio increased at June 30, 2006 compared to the prior year, which reflects strong underwriting and a strong economy. Net charge-offs to average net loans were 0.02% for the quarter ended June 30, 2006 compared to 0.03% for the quarter ended June 30, 2005.
Total equity increased to $70.6 million, a 46.7% increase over June 30, 2005. The increase in equity resulted from the completion of a $12.0 million common stock offering in December 2005 and the retention of the bank’s net income. Book value per share at June 30, 2006 totaled $9.66 versus $8.29 at June 30, 2005, a 16.5% increase.
“In this, our 25th year of operation, we continue to build upon our commitment and dedication to serving our communities by executing our vision of establishing a personal relationship that every customer values for life. This involves recruiting, retaining and motivating the very best people and supporting them with technology that leads the community banking market,” noted Hecker. “Our staff, technology and training improvements will allow us to serve our customers and communities more effectively over time than our competitors, thereby creating significant long-term shareholder value.”
Company Activities:
The company was actively engaged in developing new growth opportunities during the second quarter. It began in April with the opening of a new full-service branch in Fruitland, Idaho on April 16, 2006. The experienced team leading this new branch will complement our existing teams in Weiser and Payette, Idaho, as well as our branch located in Ontario, Oregon.
Also, in April 2006, the company opened an office in downtown Spokane, Washington. This office features seasoned and knowledgeable private bankers with strong market connections in Spokane and north Idaho. This team complements our Spokane Valley team of business, real estate and consumer bankers and provides additional reach into the Spokane metro market.
The company’s Trust & Wealth Management division initiated service to IMCB market areas with full estate planning and investment management services. This adds a valuable new offering to our existing array of financial and technology solutions for our customers.

Ground breaking for the company’s 94,000 square foot Financial and Technical Center in Sandpoint, Idaho was held on July 19, 2006. IMCB will occupy approximately one-half of the building as it relocates its Sandpoint branch and consolidates administrative offices. The building is anticipated to be an economic and learning center for the community, with local professional firms occupying part of the space, and the rest devoted to meeting rooms, state-of-the-art learning facilities, a café and a greenspace atrium.
Construction continues on the new branch in Twin Falls, Idaho. The office, located near rapidly growing retail and residential areas of the community, will be approximately 4,800 square feet and will provide full banking services to its business and consumer clients. The branch will be the second branch the company operates in Twin Falls. Construction is expected to be completed in August of 2006.
Planning continues for the construction of our new branch in Spokane Valley, Washington. This full service banking facility will house our branch, home loan and administrative staff. It is anticipated that this building will be completed in the spring of 2007.
About Intermountain Community Bancorp
Intermountain is headquartered in Sandpoint, Idaho, and operates as four divisions with eighteen banking locations in three states. Its banking subsidiary, Panhandle State Bank, offers financial services through offices in Sandpoint, Ponderay, Bonners Ferry, Priest River, Coeur d’Alene, Post Falls, Rathdrum and Kellogg in northern Idaho. Intermountain Community Bank, a division of Panhandle State Bank, operates branches in southwest Idaho in Weiser, Payette, Nampa, Caldwell and Fruitland as well as in Ontario, Oregon. Intermountain Community Bank Washington, a division of Panhandle State Bank, operates two offices in Spokane, Washington. Magic Valley Bank, a division of Panhandle State Bank, operates branches in Twin Falls and Gooding, Idaho. All data contained in this report have been prepared on a consolidated basis for Intermountain Community Bancorp. IMCB’s shares are listed on the OTC Bulletin Board ticker symbol IMCB.OB.
Additional information on Intermountain Community Bancorp, and its internet banking, can be found at www.intermountainbank.com.
This news release contains forward-looking statements within the Private Securities Litigation Reform Act of 1995. Such forward looking statement may include but are not limited to statements about the Company’s plans, objectives, expectations and intentions and other statements contained in this report that are not historical facts. These forward looking statements are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond the Company’s control. Actual results may differ materially from the results discussed in these forward-looking statements because of numerous possible risks and uncertainties. These include but are not limited to: the possibility of adverse economic developments that may, among other things, increase default and delinquency risks in the Company’s loan portfolio; shifts in interest rates that may result in lower interest rate margins; shifts in the demand for the Company’s loan and other products; lower-than-expected revenue or cost savings in connection with acquisitions; changes in accounting policies; changes in the monetary and fiscal policies of the federal government; and changes in laws, regulations and the competitive environment.